Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

To Board of Directors

Central Virginia Bankshares, Inc.

We consent to the incorporation by reference in the December 31, 2006, annual report on Form 10-K of Central Virginia Bankshares, Inc. and to the incorporation by reference in the Registration Statements on Form S-8  (No. 333-43462) of Central Virginia Bankshares, Inc., of our report dated February 2, 2005, relating to the consolidated balance sheets of Central Virginia Bankshares, Inc., and subsidiary, as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the period ended December 31, 2004.

/s/ Mitchell, Wiggins & Company LLP

Richmond, Virginia

April 12, 2007